EXHIBIT 1.5













                               OPERATING AGREEMENT



                                       OF



                            STERLING MANAGEMENT, LLC

                      a Colorado limited liability company

                                TABLE OF CONTENTS

SECTION                     HEADING                                        PAGE

ARTICLE 1          ORGANIZATION                                              1

   SECTION 1.1.    NAME                                                      1
   SECTION 1.2.    PRINCIPAL PLACE OF BUSINESS                               1
   SECTION 1.3.    REGISTERED OFFICE AND REGISTERED AGENT                    1
   SECTION 1.4.    PURPOSES                                                  1
   SECTION 1.5.    EXISTENCE                                                 1
   SECTION 1.6.    PROPERTY                                                  1
   SECTION 1.7.    NO THIRD-PARTY BENEFICIARIES                              2
   SECTION 1.8.    PARTNERSHIP CLASSIFICATION                                2
   SECTION 1.9.    CERTAIN DEFINITIONS                                       2

ARTICLE 2          CAPITAL                                                   4
   SECTION 2.1.    CAPITAL CONTRIBUTIONS                                     4
   SECTION 2.2.    ADDITIONAL CAPITAL                                        4
   SECTION 2.3.    DELINQUENT CONTRIBUTIONS                                  5

ARTICLE 3          BUSINESS OF THE COMPANY                                   5
   SECTION 3.1.    AUTHORIZATION BY MEMBERS                                  5
   SECTION 3.2.    MANAGEMENT OF BUSINESS                                    5

ARTICLE 4          INCOME AND DISTRIBUTIONS                                  5
   SECTION 4.1.    PROFITS AND LOSSES                                        5
   SECTION 4.2.    DISTRIBUTIONS                                             6

ARTICLE 5          MEMBERS AND MANAGEMENT                                    7
   SECTION 5.1.    MEMBERS                                                   7
   SECTION 5.2.    CONTROL OF BUSINESS                                       7
   SECTION 5.3.    ADMINISTRATIVE AGENT                                      7
   SECTION 5.4.    ACTION REQUIRING CONSENT OF MEMBERS                       7
   SECTION 5.5.    COMPENSATION AND REIMBURSEMENT                            8
   SECTION 5.6.    NO ANNUAL MEETING REQUIRED                                8
   SECTION 5.7.    MEETINGS                                                  8
   SECTION 5.8.    PLACE OF MEETING                                          8
   SECTION 5.9.    NOTICE OF MEETING                                         8
   SECTION 5.10.   ATTENDANCE WAIVES NOTICE                                  8
   SECTION 5.11.   QUORUM AND ACTION OF MEMBERS                              8
   SECTION 5.12.   PROXIES                                                   9
   SECTION 5.13.   NO REQUIREMENTS OF RECORDS OF MEETINGS                    9
   SECTION 5.14.   ACTION BY MEMBERS WITHOUT A MEETING                       9
   SECTION 5.15.   INDEMNIFICATION OF MEMBERS                                9


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   SECTION 5.16.   REPRESENTATIONS OF MEMBERS                                9
   SECTION 5.17.   TIME AND EFFORT; CONFLICTS OF INTEREST; DUTY OF CARE     10
   SECTION 5.18.   LIMITED LIABILITY                                        10

ARTICLE 6          ACCOUNTING AND REPORTING                                 11
   SECTION 6.1.    COMPANY'S BOOKS                                          11
   SECTION 6.2.    CAPITAL ACCOUNTS                                         11
   SECTION 6.3.    QUARTERLY REPORTS TO MEMBERS                             11
   SECTION 6.4.    ANNUAL REPORTS TO MEMBERS                                11
   SECTION 6.5.    TAX MATTERS PARTNER                                      11
   SECTION 6.6.    BANK ACCOUNTS                                            12

ARTICLE 7          CORPORATE FILINGS                                        12
   SECTION 7.1.    APPROVAL OF PREVIOUS FILINGS WITH THE SECRETARY OF
                     STATE AND RELEASE OF ORGANIZER                         12

ARTICLE 8          CHANGES IN MEMBERSHIP                                    12
   SECTION 8.1.    TRANSFERS OF OWNERSHIP INTERESTS; ADMISSION OF
                     SUBSTITUTE MEMBERS                                     12
   SECTION 8.2.    NEW MEMBERS AND SUBSTITUTE MEMBERS                       13
   SECTION 8.3.    CONVERSION OF OWNERSHIP INTERESTS UPON DISSOCIATION
                     OF A MEMBER                                            13

ARTICLE 9          DISSOLUTION                                              14
   SECTION 9.1.    DISSOLUTION                                              14
   SECTION 9.2.    FINAL ACCOUNTING                                         15
   SECTION 9.3.    LIQUIDATION                                              15
   SECTION 9.4.    NO OBLIGATION TO RESTORE CAPITAL ACCOUNT DEFICIT         15
   SECTION 9.5.    SPECIAL ALLOCATIONS                                      15

ARTICLE 10         MISCELLANEOUS                                            16
   SECTION 10.1.   INDEMNIFICATION                                          16
   SECTION 10.2.   ENTIRE AGREEMENT; MODIFICATIONS; WAIVER                  16
   SECTION 10.3.   RECOVERY OF LITIGATION COSTS                             17
   SECTION 10.4.   ARBITRATION                                              17
   SECTION 10.5.   NOTICES                                                  17
   SECTION 10.6.   GOVERNING LAW                                            17
   SECTION 10.7.   SUCCESSORS                                               17
   SECTION 10.8.   HEADINGS                                                 17
   SECTION 10.9.   PARTIES IN INTEREST                                      18
   SECTION 10.10.  WAIVER OF ACTION OF PARTITION                            18
   SECTION 10.11.  PERSON SIGNING AGREEMENT                                 18
   SECTION 10.12.  SEVERABILITY                                             18
   SECTION 10.13.  STANDARD OF ACTION                                       18


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   SECTION 10.14.  COUNTERPARTS                                             18
   SECTION 10.15.  PRONOUNS AND PLURALS                                     18
   SECTION 10.16.  EFFECTIVE DATE                                           18
   SECTION 10.17.  CREDITORS' RIGHTS                                        19

SIGNATURES                                                                  20



EXHIBIT A -    Schedule of Members

























                                      -iii-

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                               OPERATING AGREEMENT
                                       OF
                            STERLING MANAGEMENT, LLC

                      A COLORADO LIMITED LIABILITY COMPANY

  THIS OPERATING AGREEMENT is executed as of July 13, 2005 by and among Sterling Management, LLC, a Colorado limited liability company (the "Company"), and the Members of the Company that have signed this Operating Agreement.

  NOW, THEREFORE, pursuant to the Colorado Limited Liability Company Act, the following shall constitute the Operating Agreement, as amended from time to time, of the Company.

                                    ARTICLE 1

                                  ORGANIZATION

  Section 1.1.  Name.  The name of the Company shall be "Sterling Management,
LLC."

  Section 1.2. Principal Place of Business. The Company's principal place of business shall be located at 18925 Base Camp Road - Suite 203, Monument, Colorado 80132. The Company may locate its places of business at any other place or places as the Administrative Agent may from time to time deem advisable.

  Section 1.3. Registered Office and Registered Agent. The Company's registered office shall be located at the office of its registered agent at 18925 Base Camp Road - Suite 203, Monument, Colorado 80132, and the name of its initial registered agent at such address shall be G. Craig Fidler. The Company may change its registered office and its registered agent as the Administrative Agent may from time to time deem advisable.

  Section 1.4. Purposes. The Company is formed to (a) transact any lawful business and participate in any lawful investment pursuant to applicable laws; and (b) engage in all activities necessary, customary, convenient, or incident to any of the foregoing. This Section 1.4 may not be amended without the consent of a Majority of the Members.

  Section 1.5. Existence. The existence of the Company shall be perpetual, unless the Company is dissolved in accordance with either the provisions of this Operating Agreement or the Colorado Limited Liability Company Act. Notwithstanding the foregoing, a Majority of the Members may agree to dissolve the Company upon the completion of its purposes as set forth in Section 1.4 above.

  Section 1.6. Property. All property, real and personal, of the Company shall be owned by and legal title held in the name of the Company, and any conveyance from or to the Company shall be in the Company's name. Each Member's Ownership Interest in the Company shall be personal property.

  Section 1.7. No Third-Party Beneficiaries. None of the terms, covenants, obligations or rights contained in this Operating Agreement is or shall be deemed to be for the benefit of any person or entity other than the Members and the Company, and no such third person or entity (including any creditor of the Company or of a Member) shall under any circumstances have any right to compel any actions or payments by or to the Members.

  Section 1.8. Partnership Classification. (a) It is the intention of the parties hereto that the Company be treated as a partnership for federal income tax purposes in accordance with the Treasury Regulations promulgated under
Section 7701 of the Internal Revenue Code of 1986, as amended (the "Code") at such times as the Company has two or more Members.

   (b) However, at such times as the Company has only one Member, it is the intention of the parties hereto that the Company be disregarded as an entity separate from its Member for federal income tax purposes only in accordance with the Treasury Regulations promulgated under Section 7701 of the Code. Notwithstanding the foregoing, the Company shall be considered a limited liability company under the Colorado Limited Liability Company Act, and the liability of the Member shall be limited to the fullest extent provided in the Colorado Limited Liability Company Act and this Operating Agreement.

  Section 1.9. Certain Definitions. The following terms shall have the following definitions.

         (a)   "Administrative Agent" shall have the meaning set forth in
     Section 5.3.

         (b) "Articles of Organization" means the Articles of Organization of the Company filed on July 13, 2005 as the same may hereafter be amended.

         (c) "Bankruptcy of a Member" means (1) the Member files a voluntary petition in bankruptcy; (2) the Member is adjudicated a bankrupt or insolvent; (3) the Member files a petition or answer seeking for himself or herself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (4) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties; (5) the Member consents to or suffers a charging order against such Member's Ownership Interest that is not released or satisfied within 30 days; (6) if 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed; or (7) if within 90 days after the appointment without the Member's consent or acquiescence of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, the appointment is not vacated or stayed; or if, within 90 days after the expiration of any such stay, the appointment is not vacated.


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         (d)   "Deficit Capital Account" shall mean with respect to any Member, the deficit balance, if any, in such Member's capital account as of the end of the taxable year, after giving effect to the following adjustments:

              (1) Credit to such capital account (i) any amount which such Member is obligated to restore, under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, including, but not limited to, the unpaid principal balance of any promissory note (of which the Member is the maker) contributed to the Company by the Member, (ii) the amount of such Member's share of Company minimum gain (as determined in accordance with Section 1.704-2(g)(1) and (g)(3) of the Treasury Regulations), and (iii) the amount of such Member's share of Member nonrecourse debt minimum gain (as determined under Section 1.704-2(i)(5) of the Treasury Regulations); and

              (2) Debit to such capital account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

         (e) "Distributable Cash" shall mean, for any period, all cash funds of the Company on hand from time to time less all cash expenditures incurred incident to the normal operation of the Company's business but not yet paid.

         (f) "Economic Interest," the holder of an "Economic Interest" shall only be entitled to receive the share of distributions and allocations and the return of capital contributions to which the transferring Member would otherwise have been entitled with respect to or by virtue of the transferred Ownership Interest, and shall not be entitled (1) to participate in the management of the business and affairs of the Company,
     (2) to vote on any matter as a Member, or (3) to otherwise exercise or enjoy the powers or privileges of a Member under this Operating Agreement, the Articles of Organization, or the Colorado Limited Liability Company Act.

         (g) "Majority" or "Majority of the Members," whenever any matter is required or allowed to be approved by a Majority of the Members under this Operating Agreement, such matters shall be considered approved or consented to upon the receipt of the affirmative approval or consent, either in writing or at a meeting of the Members, of Members having Ownership Interests in excess of 50% of the Ownership Interests of all the Members entitled to vote on a particular matter.

         (h) "Members" means those persons and entities listed on Exhibit A attached hereto and those persons and entities that may become new and substitute Members after the date of this Operating Agreement in accordance with the terms of this Operating Agreement.

         (i) "Net Losses" means the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, of the tax return of the Company filed for federal income tax purposes.

         (j) "Net Profits" means the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting and adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

         (k) "Ownership Interest" shall mean the entire ownership interest of a person or entity in income, gains, losses, deductions, tax credits, distributions and Company assets, and all other rights and obligations of such person or entity under the terms and provisions of this Operating Agreement, the Articles of Organization, and the Colorado Limited Liability Company Act, as amended from time to time. Each Member's respective Ownership Interest, expressed as a percentage, is set forth on Exhibit A attached hereto.

         (l) "Transfer" means with respect to an Ownership Interest, the offer, sale, assignment, transfer, gift or other disposition of, whether voluntarily or by operation of law, except that in the case of a bona fide pledge or other hypothecation, no Transfer shall be deemed to have occurred unless and until the secured party has exercised its right of foreclosure with respect thereto.

                                    ARTICLE 2

                                     CAPITAL

  Section 2.1. Capital Contributions. Each Member shall contribute to the capital of the Company the amount set forth on Exhibit A. No Member shall be entitled to interest on its capital contribution, and no Member shall have the right to retire or resign as a Member or to withdraw or receive any return of such Member's capital contribution, except as may be specifically provided in this Operating Agreement.

  Section 2.2. Additional Capital. Each Member shall make additional capital contributions in accordance with its respective Ownership Interest for each of the following:

         (a) To cover Company capital needs as determined by a Majority of the Members, but only up to ten percent (10%) of the amount of each Member's capital contributions on the date of such request as set forth on Exhibit A attached hereto;

         (b) To cover the failure of any Member to contribute capital as required by this Section 2.2; and

         (c)   Upon the unanimous written consent of the Members.

  Section 2.3. Delinquent Contributions. In the event that a Member fails to make a capital contribution for which such Member is liable under Section 2.2 in a timely manner, then the Administrative Agent shall notify all Members of such nonpayment. The notice of nonpayment shall be deemed a capital call to the paying Members pursuant to Section 2.2(b). In addition:

         (a) The nonpaying Member's capital account shall be reduced by subtracting an amount equal to five (5) times such nonpaying Member's unpaid capital contribution; provided, however, the result of that reduction does not reduce the nonpaying Member's capital account below zero or increase a negative capital account. The capital accounts of the paying Members shall be increased by (1) the amount actually contributed by such paying Members pursuant to Section 2.2(b), and (2) the same amount that the nonpaying Member's capital account was reduced, in proportion to the amounts of cash the paying Members actually contribute pursuant to
     Section 2.2(b).

         (b) After giving effect to the foregoing reductions and additions, the respective Ownership Interests of the Members shall be automatically reallocated in proportion to the ratio each Member's new capital account balance bears to the sum of all Members' capital account balances. The Company shall promptly inform the Members of the new Ownership Interests of all the Members, and shall make all future distributions in accordance with such new Ownership Interests. If the Ownership Interest of a Member is reduced to zero, then the membership of such Member shall be deemed terminated and the Company may be dissolved in accordance with
     Section 9.1(a).

                                    ARTICLE 3

                             BUSINESS OF THE COMPANY

  Section 3.1. Authorization by Members. The Members hereby unanimously authorize the Company to engage in the business purposes set forth and described in Section 1.4.

  Section 3.2. Management of Business. The Administrative Agent, on behalf of the Company, is hereby authorized to do all acts and things to facilitate the operation and management of the Company in its normal course of business. The Administrative Agent is specifically authorized to execute documents on behalf of the Company which are necessary or appropriate to carry on the ordinary day-to-day business of the Company.

                                    ARTICLE 4

                            INCOME AND DISTRIBUTIONS

  Section 4.1. Profits and Losses. After giving effect to the special allocations set forth in Section 9.5, the Net Profits and Net Losses of the Company for any taxable year of the Company or portion thereof shall be allocated as follows:


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
         (a)   Net Profits:

              (1) First, to those Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Net Losses allocated to such Members pursuant to Section 4.1(b)(2) for all prior taxable years, over (ii) the cumulative Net Profits allocated to such Members pursuant to this Section 4.1(a)(1) for all prior taxable years; and

              (2) The balance, if any, to the Members in proportion to their respective Ownership Interests.

         (b)   Net Losses:

              (1) First, to the Members in proportion to their respective Ownership Interests; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b)(1) to the extent such allocation would cause any Member to have or to increase a Deficit Capital Account at the end of such taxable year; and

              (2) The balance, if any, to those Members without Deficit Capital Accounts at the end of such taxable year, pro rata in accordance with their positive capital account balances, or if no such Members exist, then to the Members in accordance with their respective Ownership Interests in the Company.

  Section 4.2. Distributions. Except upon dissolution and liquidation and subject to Section 4.3, within five (5) business days after the Administrative Agent determines that the Company has Distributable Cash to distribute, the Administrative Agent or other authorized person or entity shall distribute the Distributable Cash of the Company to the Members in the following order of priority:

         (a) First, to the extent there is Distributable Cash arising out of items which would be allocable as Net Profits to the Members pursuant to
     Section 4.1(a), such amount shall be distributed to the Members in the proportion that such Net Profits would be allocable to such Members;

         (b) Second, to the Members in proportion to their respective capital contributions until the Members receive the amount which, when aggregated with all previous distributions pursuant to this Section 4.2(b), is equal to their capital contributions; and

         (c) Finally, the balance, if any, shall be distributed to the Members in proportion to their respective Ownership Interests.


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                                    ARTICLE 5

                             MEMBERS AND MANAGEMENT

  Section 5.1. Members. The names, addresses, capital contributions, and percentages of Ownership Interests of the Members are set forth on Exhibit A attached hereto, which Exhibit A shall be amended by the Administrative Agent upon the admission or withdrawal of any Member and upon the change in the address, capital contribution, or percentage of Ownership Interests of any Member.

  Section 5.2. Control of Business. Management of the Company shall be vested in the Members. The Members shall have the full authority to control, manage, and direct all aspects and matters of the business of the Company.

  Section 5.3. Administrative Agent. (a) The Members by their unanimous vote shall select one or more persons who shall at all times be an officer or director of Sterling Resources, Inc. (the sole Member of the Company at the time of its formation) to serve as the Administrative Agent of the Company (hereinafter individually and collectively referred to as the "Administrative Agent"). The Administrative Agent shall be responsible for the administrative duties associated with the day-to-day business of the Company and for carrying out the decisions of the Members. Subject to the limitations and restrictions set forth in this Operating Agreement (including, without limitation, those set forth in Section 5.4 below), the Administrative Agent shall have the full power and authority to execute all instruments or documents necessary or appropriate to the conduct of the business of the Company in accordance with the terms of this Operating Agreement. The Administrative Agent also shall have the authority to request one or more persons or entities to assist it in the performance of any of its duties as Administrative Agent, provided there is no additional cost to the Company. Scott Colyer and Jack Simkin shall serve as the initial Administrative Agent.

   (b) The Administrative Agent may resign as such at any time, after giving not less than thirty (30) days' notice to the other Members. Upon such resignation as Administrative Agent, such former Administrative Agent and the other Members by their unanimous vote shall select a successor Administrative Agent.

   (c) The Administrative Agent may be removed as such at any time by a Majority of the Members. Upon such removal as Administrative Agent, the Members (including the Member that was removed as Administrative Agent) by their unanimous vote shall select a successor Administrative Agent.

  Section 5.4. Action Requiring Consent of Members. Notwithstanding the foregoing and without limiting the other restrictions set forth in this Operating Agreement, the following actions shall require the consent and joinder of a Majority of the Members as follows:

         (a)   Dissolve, liquidate or terminate the Company;



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         (b)   Amend this Operating Agreement (except the Administrative Agent shall have the authority to amend Exhibit A as provided in Section 5.1 without the consent of the Members);

         (c)   Borrow funds on behalf of the Company; or

         (d)   File a petition in Bankruptcy on behalf of the Company.

  Section 5.5. Compensation and Reimbursement. The Members shall not be entitled to any compensation for their services to the Company hereunder. However, each Member shall be entitled to reimbursement from the Company for all expenses of the Company reasonably incurred and actually paid by the Member on behalf of the Company.

  Section 5.6. No Annual Meeting Required. Annual meetings of the Members shall not be required.

  Section 5.7. Meetings. Meetings of the Members may be called by or at the request of any Member. Members may participate in meetings by conference telephone or by any other method that permits all Members to hear each other.

  Section 5.8. Place of Meeting. A notice of meeting or a waiver of notice signed by all Members entitled to vote at a meeting may designate the place of any meeting. If no designation is made, the place of meeting shall be the principal place of business of the Company in Colorado.

  Section 5.9. Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting, and the purposes for which the meeting is called, shall be delivered not less than five (5) nor more than fifty (50) days before the date of the meeting, either personally, by telecopier or by mail, by the persons calling the meeting, to each Member of the Company.

  Section 5.10. Attendance Waives Notice. By attending a meeting, a Member waives objection to the lack of notice or defective notice unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting. A Member who attends a meeting also waives objection to consideration at such meeting of a particular matter not within the purpose described in the notice unless the Member objects to considering the matter when it is presented.

  Section 5.11. Quorum and Action of Members. Members holding a majority of the Ownership Interests of the Company, represented in person or by proxy, shall constitute a quorum at a meeting of the Members. If a quorum is not present, Members holding a majority of the Ownership Interests present at the meeting may adjourn the meeting from time to time without further notice. At the reassembly of any such adjourned meeting at which a quorum is then present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Members present at a duly organized and constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum. If a quorum is present, and unless otherwise


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
provided for in this Operating Agreement, the affirmative vote of a Majority of the Members shall be sufficient to be the act of the Members, unless a greater percentage of votes is required by this Operating Agreement.

  Section 5.12. Proxies. A Member may vote in person or by proxy. The proxy appointment form, executed in writing by the Member or by a duly authorized attorney-in-fact, shall be filed with the Company before or at the time of the meeting. No appointment of a proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy appointment form. A facsimile or photocopy of such proxy appointment form or attorney-in-fact designation shall have the same force and effect as the original.

  Section 5.13. No Requirements of Records of Meetings. Neither this Operating Agreement nor the Colorado Limited Liability Company Act requires any Member to take or maintain minutes or other records of any meetings of the Members.

  Section 5.14. Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting. Any Member calling a meeting of the Members may elect, in lieu of holding a meeting under the provisions of Section 5.7 hereof, to prepare a written memorandum describing the issue(s) to be decided and deliver such memorandum to all the other Members by telecopier, if available, or otherwise to the registered address of each Member. The memorandum shall provide each Member the opportunity to consent in writing on the issue(s) presented by delivering such written consent to the Company, at its principal place of business, by telecopier, mail, or other delivery service. The written consent shall be deemed effective at such time as the Company receives the affirmative written consent of a Majority of the Members or at such other time as provided in the written consent and shall constitute the act of the Members; provided, however, if a greater percentage of votes is required by this Operating Agreement, the written consent of such greater percentage shall be required to constitute the act of the Members.

  Section 5.15. Indemnification of Members. The Company hereby agrees to indemnify, defend and hold harmless the Members (each such person or entity an "Indemnitee"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind which may be imposed on, asserted against, or incurred by the Indemnitee in any way with respect to this Operating Agreement (except for capital calls hereunder), to the fullest extent permitted by the Colorado Limited Liability Company Act and the laws of the State of Colorado, except to the extent such liability arises due to such Indemnitee's gross negligence or intentional wrongdoing.

  Section 5.16. Representations of Members. Each Member represents that it is sophisticated in financial matters, is aware of the risks involved in the business conducted by the Company, and has the financial wherewithal to absorb a complete loss of such Member's capital contribution to the Company. Each Member represents that it (a) has received copies of documents relating to the organization and business of the Company; (b) has had the opportunity to inspect the Company's complete records and files; and (c) approves, ratifies and accepts all of the foregoing.


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
  Section 5.17. Time and Effort; Conflicts of Interest; Duty of Care.

   (a) Time and Effort. Each Member shall devote such time and effort to the business of the Company as such Member determines to be necessary to conduct the business of the Company.

   (b)  Conflicts of Interest.

         (1) General. A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest.

         (2) Business Opportunities. A Member may engage and invest in other business ventures or properties of any nature, whether or not competitive with the business of the Company. It is expressly understood that a Member may enter into transactions that are similar to the transactions into which the Company may enter, and the Company shall not by virtue of this Operating Agreement have any right or interest in such other transactions or the income or profits therefrom.

         (3) Dealings with Company. The Administrative Agent, acting on behalf of the Company, shall not be prohibited from or otherwise limited in employing, borrowing money from, contracting with, or otherwise dealing with, any person or entity by reason of the fact that such person or entity is a Member or an affiliate of a Member, or is an entity in which a Member has an interest, whether such relationship, affiliation, or interest is direct or indirect, provided that the terms and conditions of such employment, loan, contract or other dealing are fair to the Company.

   (c) Duty of Care. A Member's duty of care in the discharge of a Member's duties to the Company is limited to refraining from engaging in gross negligence, intentional wrongdoing, or a knowing violation of the law. In discharging a Member's duties, a Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements by any of its agents, or by any other person, as to matters the Member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

  Section 5.18. Limited Liability. No Member shall incur any liability other than sharing of expenses and other matters specifically set forth herein to any other Member, and no Member shall owe fiduciary duties to any other Member by virtue of this Operating Agreement or its membership in the Company. No Member shall be liable under a judgment, decree or order of any court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law and pursuant to this Operating Agreement.

                                    ARTICLE 6

                            ACCOUNTING AND REPORTING

  Section 6.1. Company's Books. All accounts, books, and records of the Company's business shall be kept at the Company's principal place of business or at such other location as the Members shall determine, and shall be open to inspection by any of the Members or their accredited representatives at any reasonable time during business hours. The accounting records of the Company shall be maintained in accordance with generally accepted accounting principles for the type of business carried on by the Company. The fiscal year of the Company shall be the calendar year.

  Section 6.2. Capital Accounts. A separate capital account shall be established and maintained on behalf of each Member. The capital accounts shall be maintained in accordance with the Code, including Section 704(b) of the Code, the Treasury Regulations promulgated thereunder (including the capital accounting rules in Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and other applicable authority. In the event of a permitted sale or exchange of an Ownership Interest, the capital account of the transferor shall become the capital account of the transferee to the extent it relates to the transferred Ownership Interest. Because the Members intend that capital accounts be maintained in accordance with the Code, the Treasury Regulations and applicable law, to accomplish that purpose, the Administrative Agent is authorized to modify the manner in which the capital accounts are maintained and adjustments thereto are computed, and to make any appropriate adjustments thereto, to assure such compliance; provided, however, that such modifications and adjustments shall not materially alter the economic agreement between or among the Members.

  Section 6.3. Quarterly Reports to Members. Within ten (10) days after the end of each calendar quarter of the Company, the Company shall furnish to each Member a report setting forth the receipts and disbursements made by the Company.

  Section 6.4. Annual Reports to Members. Within ninety (90) days after the end of each fiscal year of the Company, or at such time that circumstances may require, the Company shall furnish to each Member an annual report. This report shall consist of at least: (a) an annual financial statement, including balance sheet, income statement, and statements of cash flow; (b) individual investor summaries related to capital contributions and earning of each Member; (c) a copy of the Company's federal income tax return with supporting schedules and state income tax return with supporting schedules; (d) a statement regarding the financial and business condition of the Company; and (e) any additional information that the Members may require for the preparation of their individual federal and state income tax returns.

  Section 6.5. Tax Matters Partner. The Administrative Agent hereby is designated to be the tax matters partner (as defined in the Code) on behalf of the Company. Any reasonable costs incurred by the tax matters partner in connection with performing its duties as tax matters partner, including retaining accountants and attorneys, shall be as expenses of the Company.

  Section 6.6. Bank Accounts. The funds of the Company shall not be commingled with the funds of any other person or entity, and the Members shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Company. The Administrative Agent, or a person or entity authorized by the Administrative Agent, shall establish one or more bank accounts on behalf of the Company, and the authorized signatories shall be the Administrative Agent.

                                    ARTICLE 7

                                CORPORATE FILINGS

  Section 7.1. Approval of Previous Filings with the Secretary of State and Release of Organizer. The Members hereby approve all the documents previously filed with the Secretary of State of the State of Colorado, including the Company's Articles of Organization. In the event that any such documents name an "organizer" of the Company, then such person or entity shall be and is hereby automatically and immediately released from that position and shall have no liability whatsoever as a result of being an organizer of this Company. In addition, the Members hereby authorize the Company to indemnify and hold harmless the organizer from any cost or claim of any nature arising from such person's activities in forming the Company.

                                    ARTICLE 8

                              CHANGES IN MEMBERSHIP

  Section 8.1.  Transfers of Ownership Interests; Admission of Substitute
Members.

   (a) General. A Member may transfer all or any part of its Ownership Interest only if (1) the transferring Member and the transferee comply with
Section 8.1(b) below and (2) a Majority of the Members consent to such transfer. Upon compliance with Section 8.1(b) and the consent of a Majority of the Members, the transferee shall have the right with respect to or by virtue of the transferred Ownership Interest to participate in the business and affairs of the Company and to be admitted as a substitute Member with all the rights and obligations of a Member, unless a Majority of the Members approve the transfer of only an Economic Interest.

   (b) Additional Requirements. As a condition to recognizing the effectiveness and binding nature of any Transfer of an Ownership Interest, the transferring Member and the proposed transferee shall execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts that the Administrative Agent deems necessary or desirable to
(1) constitute such transferee as such; (2) confirm that the transferee desiring to acquire an Ownership Interest in the Company has accepted, assumed and agreed to be subject and bound by all the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended; (3) preserve the Company after the completion of such Transfer under the laws of each jurisdiction in which the Company is qualified, organized or does business;
(4) maintain the status of the Company as an organization not taxable as a corporation under the then applicable provisions of the Code; (5) not cause, either alone or when combined with other transactions, a termination of the Company within the meaning of Code Section 708 (unless otherwise determined by the Administrative Agent); and (6) assure compliance with the applicable securities acts and regulations.

   (c) Transfers Without Approval. Notwithstanding Section 8.1(a), a Member may transfer, without the prior approval of a Majority of the Members, such Member's Economic Interest. However, if a Member makes a Transfer pursuant to this Section 8.1(c) without the prior approval of a Majority of the Members,
(1) the transferring Member shall forfeit its management and voting rights under this Operating Agreement, (2) the transferring Member shall continue to be liable for its obligations under this Operating Agreement, and (3) the transferee shall have only an Economic Interest and thus shall not be admitted as a substitute Member with all the voting and management rights of a Member.

  Section 8.2. New Members and Substitute Members. From the date of the formation of the Company, a person or entity may be admitted as a Member to the Company only (a) upon the consent of a Majority of the Members or (b) as a substitute Member approved by a Majority of the Members in accordance with
Section 8.1(a), subject to the terms and conditions of this Operating Agreement.

  Section 8.3.  Conversion of Ownership Interests upon Dissociation of a Member.

   (a) Dissociation Defined. Dissociation shall mean that a Member shall cease to be a Member, and, subject to Section 8.3(c) below, the Ownership Interest of the Member shall be converted to an Economic Interest as set forth in
Section 8.3(b) below, upon the happening of any of the following events:

         (1)   the Bankruptcy of a Member;

         (2) in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's person or property;

         (3) in the case of a Member that is not a natural person, the dissolution and commencement of a winding up of the Member; and

         (4) any other event that terminates the continued membership of a Member in a limited liability company under the Colorado Limited Liability Company Act.

   (b)  Conversion of Ownership Interest.  Except as set forth below in
Section 8.3(c), upon the Dissociation of a Member, the Ownership Interest of such Member shall immediately and automatically convert to an Economic Interest. If a Member who is a natural person dies or a court of competent jurisdiction adjudges the Member to be incompetent to manage his or her person or his or her property, the Member's executor, administrator, guardian, conservator or other legal representative may exercise the Member's rights under the converted Economic Interest. If a Member is not a natural person, and is dissolved or terminated, the powers with respect to the Economic Interest of such Member may be exercised by such Member's legal representative or successor. Any capital contribution for which such Member would have been liable before Dissociation, even if the capital contribution has not then been declared by the Company, shall become a debt owed to the Company by the holder of the Economic Interest, and that debt shall become payable to the Company on the same date that it would have become due if the Dissociation had not occurred. If such debt is not paid in a timely manner, the Company's records shall be automatically adjusted in accordance with
Section 2.3 hereof and future distributions to the Members, including the holder of the Economic Interest, shall be made in accordance with such adjusted records.

   (c) Exception to Conversion. Notwithstanding Section 8.3(b) above, the Ownership Interest of a Member shall not immediately and automatically convert to an Economic Interest upon the Dissociation of such Member if: (1) another person or entity succeeds to the interest of such Member; (2) a Majority of the Members agree to admit such person or entity as a substitute Member; and
(3) such person or entity agrees to satisfy the requirements of Section 8.1(b).

                                    ARTICLE 9

                                   DISSOLUTION

  Section 9.1. Dissolution. (a) The Company shall be dissolved only upon the occurrence of any of the following events:

         (1) When the period fixed for the duration of the Company expires, if any;

         (2) By the consent of a Majority of the Members upon the completion of the purposes of the Company as set forth in Section 1.4; or

         (3) Otherwise, by the written agreement of a Majority of the Members of the Company.

   (b) in the event of the dissolution of the Company, the Company shall file a statement of intent to dissolve with the Secretary of State for the State of Colorado, and upon the filing of same, the Company will cease all business except as is necessary to wind up the affairs of the Company. After all obligations of the Company have been satisfied, adequately provided for, or discharged, the Company shall file articles of dissolution with the Secretary of State for the State of Colorado, executed in duplicate.

   (c) Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of the Member's capital contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member shall have no recourse against any other Member.

  Section 9.2. Final Accounting. In case of the dissolution of the Company, a proper accounting shall be made from the date of the most recent accounting to the date of dissolution.

  Section 9.3. Liquidation. Upon the dissolution of the Company, the Administrative Agent shall act as liquidator to wind up the Company. As liquidator, the Administrative Agent shall have the full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner. All Proceeds from liquidation shall be distributed in the following order of priority:

         (a) To the payment of debts and liabilities of the Company, including debts and liabilities to Members who are creditors of the Company (except for the return of capital contributions), and the expenses of liquidation;

         (b) To the setting up of such reserves as the liquidator shall deem reasonably necessary for any contingent liabilities of the Company; and

         (c) The balance, if any, to the Members, in proportion to the Members' respective positive balances in their capital accounts, after giving effect to all contributions, distributions, allocations and adjustments for the Company's taxable year during which the liquidation occurs. Any such distribution in respect to their capital accounts shall be made in accordance with the time requirements set forth in
     Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

  Section 9.4. No Obligation to Restore Capital Account Deficit. Notwithstanding anything to the contrary in this Operating Agreement, in the event the Company is "liquidated" within the meaning of Treasury Regulations
Section 1.704-1(b)(2)(ii)(g), (1) distributions shall be made to the Members in accordance with their positive capital account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (2) if any Member has a capital account with a negative balance (after giving effect to all contributions, distributions, allocations and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member's capital account shall not be considered a debt owed by such Member to the Company or to any other person or entity for any purpose whatsoever.

  Section 9.5. Special Allocations. Notwithstanding Section 4.1, the following provisions shall govern allocations:

         (a) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated and credited to the capital account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit

     Capital Account as quickly as possible.  It is the intent that this
     Section 9.5(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

         (b) Gross Income Allocation. In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated or deemed obligated to restore to the Company pursuant to this Operating Agreement, then the capital account of such Member shall be specially allocated and credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

         (c) Intention of Allocations. Any credit or charge to the capital accounts of the Members pursuant to the foregoing provisions of this
     Section 9.5 shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 4.1, so that the net amount of any items charged or credited to capital accounts pursuant to
     Section 4.1 shall to the extent possible, be equal to the net amount that would have been allocated to the capital account of each Member pursuant to the provisions of Section 4.1 if the special allocations required by the foregoing provisions of this Section 9.5 had not occurred.

         (d) Other Allocations. (1) For purposes of determining the Net Profits and Net Losses or other items allocable to any period, Net Profits, Net Losses and any other items shall be determined on a daily, monthly, or other basis, as determined by the Administrative Agent using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

         (2) The Members are aware of the income tax consequences of the allocations made hereunder and hereby agree to be bound by the provisions of this Operating Agreement in reporting their shares of Company income and loss for income tax purposes.

                                   ARTICLE 10

                                  MISCELLANEOUS

  Section 10.1. Indemnification. Each Member shall indemnify and hold harmless the Company and the other Members from any and all expense and liability resulting from or arising out of such Member's (a) breach of any terms of this Operating Agreement; (b) violation of any provisions of the Colorado Limited Liability Company Act; or (c) gross negligence or intentional wrongdoing, to the extent that the amount exceeds the applicable insurance carried by the Company.

  Section 10.2. Entire Agreement; Modifications; Waiver. This Operating Agreement constitutes the entire agreement between and among the Members pertaining to the subject matter contained in it and supersedes all prior agreements, representations and understandings of the Members. No supplement, modification or amendment of this Operating Agreement shall be binding unless executed in writing by all the Members. No waiver of any of the provisions of this Operating Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing the Member making the waiver.

  Section 10.3. Recovery of Litigation Costs. If any legal action or any arbitration or other proceedings are brought for the enforcement of this Operating Agreement, or because of a dispute, alleged breach, default, or misrepresentation in connection with any of the provisions of this Operating Agreement, the successful or prevailing Member(s) shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which such Member(s) may be entitled.

  Section 10.4. Arbitration. The Members and the Company hereby agree to submit any disputes between the Members or between the Members and the Company (including, but not limited to disputes relating to any state or federal securities laws or regulations) to binding arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration proceeding shall be conducted by the Judicial Arbiter Group in Denver, Colorado, or by such other arbitrator mutually acceptable to the parties to such dispute. The Members and the Company hereby expressly waive any right to recover punitive damages against any party in such arbitration.

  Section 10.5. Notices. All notices, requests, demands and other communications under this Operating Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by courier to the Member to whom notice is to be given, upon facsimile transmission if sent by facsimile to the Member to whom notice is to be given, or on the third day after mailing if mailed to the Member to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as shown on the books of the Company; provided, however, that any written communication containing such information sent to any Member actually received by such Member shall constitute Notice for all purposes of this Operating Agreement. Any Member may change its address for purposes of this section entitled "Notices" by giving the other Members written notice of the new address in the manner set forth above.

  Section 10.6. Governing Law. This Operating Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado. The venue for all actions arising from this Operating Agreement or the business of the Company shall be the District Court for El Paso County, Colorado.

  Section 10.7. Successors. This Operating Agreement shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the Members, except to the extent of any contrary provision in this Operating Agreement.

  Section 10.8. Headings. The subject headings of the articles and sections of Operating Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

  Section 10.9. Parties in Interest. Nothing in this Operating Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Operating Agreement on any persons other than the parties to it, nor is anything in this Operating Agreement intended to relieve the obligation or liability of any third persons to any party to this Operating Agreement or to the Company, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Operating Agreement.

  Section 10.10. Waiver of Action of Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

  Section 10.11. Reliance on Authority of Person Signing Agreement. In the event that a Member is not a natural person, neither the Company nor any Member shall (a) be required to determine the authority of the individual signing this Operating Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Operating Agreement on behalf of such entity.

  Section 10.12. Severability. If any term, provision, covenant or condition of this Operating Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Operating Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  Section 10.13. Standard of Action. The Members each hereby agree that each of them will perform all actions provided for under this Operating Agreement in a commercially reasonable manner.

  Section 10.14. Counterparts. This Operating Agreement may be executed in any number of counterpart signature pages, which pages may be transmitted after execution by telecopier to the Company, at its principal place of business (with the original signature page(s) mailed or otherwise delivered in a timely manner to the Company), each of which pages shall be effective upon receipt by the Company and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Operating Agreement may be detached from any counterpart of this Operating Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Operating Agreement identical in form hereto but having attached to it one or more additional signature pages.

  Section 10.15. Pronouns and Plurals. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa, whichever the context may require.

  Section 10.16. Effective Date. This Operating Agreement shall become effective as of the date written above.

  Section 10.17. Creditors' Rights. If a court of competent jurisdiction charges the Ownership Interest of any Member with payment of the unsatisfied amount of any judgment or claim, to the extent so charged, the judgment creditors shall have only the rights of an assignee of the Ownership Interest, and the Company shall not be dissolved, unless otherwise dissolved pursuant to the provisions of this Operating Agreement or the Colorado Limited Liability Company Act. Such judgment creditor shall have only an Economic Interest and shall not have the right to be admitted as a Member nor to exercise any rights of a Member.

                               OPERATING AGREEMENT
                                       OF
                            STERLING MANAGEMENT, LLC

                      A COLORADO LIMITED LIABILITY COMPANY


                                 SIGNATURE PAGE

     IN WITNESS WHEREOF, the undersigned Member has duly executed this Operating Agreement.

     DATED as of ___________, 2005.

(if natural person)                 MEMBER: (if other than natural person):



________________________________    BY:_______________________________________
Signature                                    Authorized Officer/Representative

________________________________
Typed or Printed Name



Address:  18925 Base Camp Road - Suite 203
          Monument, Colorado  801322

Telephone: _____________________

Telecopier: ____________________

Social Security
or Tax
Identification
Number: ______________________

NOTE - Each Member should indicate its approval of the capital contribution and the percentage of Ownership Interests as set forth on Exhibit A by initialing Exhibit A where indicated.

                               OPERATING AGREEMENT
                                       OF
                            STERLING MANAGEMENT, LLC

                      A COLORADO LIMITED LIABILITY COMPANY

                                    EXHIBIT A

                               SCHEDULE OF MEMBERS

     Each Member of the Company shall contribute the following funds to the Company and shall receive the following percentage of Ownership Interests:

                                                            % OF
   NAME AND ADDRESS OF                   CAPITAL         OWNERSHIP      MEMBER
         MEMBER                        CONTRIBUTION      INTERESTS     INITIALS

Sterling Resources, Inc.                                    100%
18925 Base Camp Road - Suite 203
Monument, Colorado 80132